Exhibit 5.1

Amarin Corporation plc 7 Curzon Street London W1J 5HG	Our ref Direct tel Direct fax E-mail Your ref Date	JNE/MNS/E.327-58 020 7360 8108 020 7360 6304 john.elgar@ngj.co.uk 12 August 2003

Dear Sirs

Amarin Corporation Plc (“Amarin” or the “Company”)

This opinion is being delivered to you in support of a filing by Amarin of a registration statement (registration no. 333-104748) on Form F-3, as amended by Amendment No.1 thereto filed on or about 12 August 2003 (the “Registration Statement”) with the United States Securities and Exchange Commission, under the United States Securities Act of 1933 (the “US Securities Act”), as amended relating to the registration of 11,060,781 ordinary shares of £1 each in the capital of Amarin issued and to be issued as set out in paragraph 1 below and its purpose is to give our opinion as to the validity of the creation and allotment of such shares (the “Opinion”).

1.	Securities

The ordinary shares of £1 each in the capital of the Company (the “Shares”) to be registered on Form F-3 consist of:

1.1	70,000 Shares issued to Monksland International B.V on 31 August 1995;

1.2	4,000 Shares represented by American Depositary Shares purchased by Monksland International B.V in August 1995;

1.3	50,000 Shares represented by American Depositary Shares purchased by Monksland International B.V in January 1999;

1.4	400,000 Shares issued to Elan International Services Limited on 4 January 2000;

1.5	2,129,819 Shares issued to Elan International Services Limited on 2 May 2002;

1.6	6,093,728 Shares issued to various accredited investors on 27 January 2003 pursuant to the Private Placement Memorandum described in paragraph 2.7 below;

1.7	2,000,000 Shares issued to Elan International Services Limited on 27 February 2003;

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1.8	up to 313,234 Shares to be issued pursuant to certain warrants issued by the Company as described in paragraph 2.8 below (“Warrant Shares”).

2.	Documents

For the purposes of this Opinion, we have examined only the following:-

2.1	a certified copy of the Certificate of Incorporation (and all subsequent Certificates of Incorporation on Change of Name and Re-registration as a public company) and a copy of the Memorandum and Articles of Association of Amarin;

2.2	a Certificate of Good Standing issued by the Registrar of Companies in England and Wales in respect of Amarin and dated 12 August 2003;

2.3	a certified copy of a list of the members of Amarin as at 30 June 2003 and extracts from the register of members in respect of the holders of the Shares referred to in paragraphs 1.1 and 1.4-1.7 above;

2.4	a certificate from the Company Secretary of Amarin in the form attached to this Opinion (the “Secretary’s Certificate”) confirming, inter alia, that:-

(a)	the Register of Members has been maintained in accordance with the UK Companies Act 1985 (the “Act”) subject to paragraph 5.7 below, and that the Memorandum and Articles of Association supplied to us are correct and up to date and have annexed to them or incorporated therein all documents required to be so annexed or incorporated by the Act or other applicable legislation;

(b)	no application to rectify the Register of Members has been made or is now pending or threatened (save as mentioned therein);

(c)	all issued shares in Amarin which may represent American Depositary Shares are fully paid up both as to their nominal value and any premium thereon;

(d)	save for the Warrants described in paragraph 2.8 below and the options allotted to certain employees, officers and directors of Amarin details of which are annexed to the Secretary’s Certificate, there are no options, warrants or other rights to subscribe for or agreements or other obligations to issue or rights to convert any obligations into share capital in Amarin (save as mentioned therein);

(e)	notwithstanding the terms of a board resolution passed by the directors of the Company on 30 August 1995 by which it was resolved that the shares referred to at paragraph 1.1 above be issued and allotted to Elan Corporation plc (“Elan”), Elan was entitled to nominate one of its affiliates as the person to whom such Shares should be issued and duly nominated Monksland Holdings BV, one of its affiliates for this purpose, and the said Shares were allotted and issued to Monksland Holdings BV accordingly, as reflected in the register of allotments and the Register of Members;

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2.5	information on the file held at Companies House in respect of the issue and allotment of the ordinary shares of £1 each in the capital of Amarin disclosed by a search carried out by us at Companies House on 18 July 2003, and updated by an online search carried out as at the date of this Opinion (together, the “Company Search”);

2.6	a copy of the Registration Statement filed under the US Securities Act;

2.7	a copy of the Private Placement Memorandum dated 10 December 2002 and Supplement dated 17 January 2003 relating to the Shares referred to in paragraph 1.6 above;

2.8	copies of the warrant agreements entered into between the Company and each of (i) Security Research Associates, Inc. on 26 March 2003; (ii) Jeffrey D. and Peyton Z. Stein Revocable Trust on 26 March 2003; (iii) Cohen Family Trust on 26 March 2003; (iv) Brian and Suzanne Swift 1991 Living Trust on 26 March 2003; (v) Gary J Shemano on 27 March 2003; (vi) Michael R Jacks on 27 March 2003; and (vii) Edward R. Gomoll and Linda C. Gomoll on 26 March 2003 (the “Warrants” or the “Warrant Agreements”);

2.9	copies of minutes of the meetings of the Board of directors of Amarin held on 12 January 1993, 30 August 1995, 16 October 1998, 27 October 1999, 29 December 1999, 28 March 2002, 4 February 2003 and 19 March 2003;

2.10	copies of resolutions of the Company’s shareholders dated 8 June 1990, 11 February 1992, 13 August 1992, 8 March 1993, 25 March 1994, 3 June 1997, 23 November 1998, 8 December 1999 and 19 July 2002;

2.11	a copy of the Second Subscription Agreement entered into in November 1999 between the Company (under its former name, Ethical Holdings plc), Monksland Holdings BV and Elan Corporation plc;

2.12	a copy of a letter agreement dated 30 December 1999 between Monksland Holdings B.V., Elan Corporation plc and Elan International Services Limited.

3.	Assumptions

For the purposes of this Opinion we have assumed without investigation:

3.1	the authenticity, accuracy and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies;

3.2	the capacity, power and authority of each of the parties (other than Amarin) to any documents reviewed by us;

3.3	the due execution and delivery of any documents reviewed by us in compliance with all requisite corporate authorisations;

3.4	that all agreements examined by us are legal, valid and binding;

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3.5	that the confirmations given in the Secretary’s Certificate were true when given and remain true and that there is no matter not referred to in that Certificate which would make any of the information in the Secretary’s Certificate incorrect or misleading;

3.6	that no event has occurred since the issue of the Certificate of Good Standing referred to at 2.2 above such that the Registrar of Companies would decline to issue a similar certificate as at the date of this Opinion;

3.7	that, having undertaken the Company Search and a winding up search at the Companies Court in England on the date of this Opinion and having made enquiries of the Company Secretary on the same date (the “Searches and Enquiries”) (but having made no other enquiries) and the Searches and Enquiries not revealing any of the same, no members or creditors’ voluntary winding up resolution has been passed and no petition has been presented and no order has been made for the winding up or dissolution of Amarin and no receiver, administrative receiver, administrator or similar officer has been appointed in relation to Amarin or any of its assets;

3.8	that, in relation to the Warrant Shares:

(a)	all parties to the Warrant Agreements will have complied at all times with the terms of the Warrant Agreements and such Agreements will not have been amended or altered and will remain in full force and effect at the date of each and every allotment of Warrant Shares;

(b)	there will be at the date of allotment and issue of any Warrant Shares sufficient authorised but unissued ordinary share capital at least equal to the aggregate nominal value of the Shares to be issued under the Warrants;

(c)	such Shares shall be fully paid, in cash, cheque or banker’s draft to the Company in accordance with the terms of the Warrant Agreements by the parties to those Agreements (other than the Company);

(d)	the allotments of such Shares shall have been duly authorised by the board of directors of Amarin or a duly authorised committee thereof at a validly convened and constituted meeting or meetings in accordance with the current Memorandum and Articles of Association of the Company and the relevant provisions of the Act;

(e)	such Shares will be entered in the Company’s Register of Members which shall record that the Warrant Shares have been fully paid.

4.	Opinion

4.1	Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

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(a)	Amarin is a company duly incorporated and validly existing and in good standing under English law; and

(b)	the shares to be registered under the Registration Statement are, or in the case of the Warrant Shares (subject always to our assumption in paragraph 3.8 above) will be, validly issued and fully paid and non-assessable.

4.2	For the purposes of this Opinion we have assumed that the term “non-assessable” in relation to the Shares means under English law that holders of such Shares, in respect of which all amounts due on such Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Shares.

5.	Reservations

Our reservations are as follows:

5.1	we express no opinion as to any law other than English law in force, and as interpreted, at the date of this Opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction. In particular and without prejudice to the generality of the foregoing, we have not independently investigated the laws of the United States of America or the State of New York for the purpose of this Opinion;

5.2	the expression “in good standing” in paragraph 4.2 above means that according to the documents on the file of Amarin in the custody of the Registrar of Companies, Amarin has been in continuous and unbroken existence since the date of its incorporation and that no notification has been received by the Registrar of Companies that it is in liquidation or administration;

5.3	the information contained in searches obtained from the Registrar of Companies is not always up to date or complete as a result of delays in filing by the persons responsible and/or misfiling or delays by staff at Companies House;

5.4	the register of members of a company incorporated under the Act is prima facie evidence of the matters recorded in the register in pursuance of the Act. However, the court has power to rectify the register and we are relying on the Secretary’s Certificate for confirmation that no application to rectify the Register of Members has been made or is now pending or threatened (save as expressed therein);

5.5	we do not offer any opinion as to the due execution, validity or enforceability of the Warrant Agreements;

5.6	in relation to the Company’s American Depositary Shares, it is not possible to say which shares in the Company’s share capital are represented by these Shares. Therefore, in giving our opinion as to the American Depositary Shares held by Monksland Holdings BV, we have relied on the Secretary’s Certificate to confirm that all the shares in the Company’s share

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capital which might represent the American Depositary Shares are validly in issue and fully paid (save as stated in paragraph 5.7 below);

5.7	the Secretary’s Certificate discloses a discrepancy in the Company’s current share capital in that, following a transfer of shares in July 1991, the transferor (Dr Geoffrey Guy) was registered as holding 11 shares in excess of the number which should have been registered in his name. These 11 shares subsequently became 198 shares following a 17 for 1 bonus issue effected in 8 March 1993. The shares were subsequently sub-divided into 1,980 shares of 10p each but then consolidated into shares of £1, so that the total number of shares involved in the discrepancy remains at 198. 11 of these shares were not validly issued (the 11 shares originally wrongly comprised in the shareholding of Dr Geoffrey Guy) and the remaining 187 shares were issued as part of a bonus issue in which those 11 shares should not have participated. Following transfers by Dr Geoffrey Guy and subsequent holders, it is not now possible to identify the shares which are the subject of this discrepancy. Accordingly the American Depositary Shares held by Monksland International BV could represent a maximum of 198 shares which may not be validly in issue or fully paid and non-assessable. However, there are in practice no steps which the Company can now take to forfeit or cancel any shares as a result of this discrepancy or seek any payment in respect of the shares. In view of the amounts involved (the Company currently has 17,939,786 ordinary shares in issue), and the fact that the Company cannot seek to forfeit or make any calls on the shares concerned, the directors regard the discrepancy as de minimis and do not propose to take any action in respect of it. For the purposes of our Opinion as regards the American Depositary Shares held by Monksland International BV, we have assumed that such American Depositary Shares do not represent these 198 shares; and

5.8	the list of members maintained by the Company’s registrars does not disclose details of the payment up of any Shares, such details being recorded by the Company in a separate register of allotments which contains certain of the information required under the Act. The register of allotments shows that all of the Shares referred to at paragraph 1.1 and 1.4-1.7 above were fully paid up as to their nominal value and any premium thereon at the date of their allotment.

This Opinion speaks only as at the date hereof. We have no obligation to advise the addressee (or any third party) of any changes in the law or facts that may occur after the date of this Opinion.

This Opinion is given on condition that it is governed by and shall be construed in accordance with English law as in force at and interpreted at the date of this Opinion. We have not investigated the laws of any country other than England and Wales.

This Opinion is given solely to you in support of the filing of the Registration Statement. It may not be used nor relied upon for any other purpose or by any other person. It is not and was not given to or for the benefit of the allottees or their successors in title.

We hereby consent to the filing of this Opinion in its full form and the use of our name under the caption “Legal Matters” contained in the Prospectus which is included in the Registration Statement or in such other form as we may approve in writing.

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In giving such consent, if and to the extent that this might otherwise apply in relation to the giving of an opinion governed by English law, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations thereunder.

Yours faithfully

/s/ NICHOLSON GRAHAM & JONES

Nicholson Graham & Jones